Farmer Mac Closes $308.1 Million Securitization of Agricultural Mortgage-Backed Securities (AMBS)

WASHINGTON, D.C., April 2, 2024 – The Federal Agricultural Mortgage Corporation (Farmer Mac; NYSE: AGM and AGM.A), the nation’s secondary market provider that increases the accessibility of financing for American agriculture and rural infrastructure, announced today that it has completed a $308.1 million securitization of agricultural mortgage loans. This is Farmer Mac’s fourth transaction in the FARM series since 2021.
"We are very pleased with the execution of our fourth agricultural mortgage-backed securitization (AMBS) transaction, FARM 2024-1, as we return to the market in the new year,” says President and Chief Executive Officer, Brad Nordholm. “Farmer Mac remains committed to developing a vibrant and liquid AMBS market that is central to our core mission to improve credit accessibility in rural America.”
The mortgage pool for FARM Series 2024-1 consists of 443 agricultural mortgage loans with an aggregate outstanding principal balance of approximately $308.1 million. The loans in the pool were underwritten to Farmer Mac’s standards and acquired by Farmer Mac between February 2022 and August 2023. This deal included a $285.0 million senior tranche guaranteed by Farmer Mac and a $23.1 million unguaranteed subordinate tranche. The senior tranche reflects an enhanced sophistication of the securitization by offering notes in three classes, A, A1, and A2, each of which are guaranteed by Farmer Mac. These three guaranteed classes provide for differing principal repayment cashflows, which provided more investment options and drove new investor demand.
“We have witnessed significant volatility in the credit markets over the past year and the fact that we were able to generate more than three times the demand for this offering is a testament to Farmer Mac’s reputation with institutional investors and the overall market appetite for the underlying agricultural asset class,” said Chief Financial Officer & Treasurer, Aparna Ramesh. “Not only was demand strong but we were able to successfully expand our investor base and introduce new classes of senior notes to address cashflow demands of capital markets.”
BofA Securities, Inc. and Oppenheimer & Co. Inc. acted as joint bookrunners along with CastleOak Securities, L.P. and Seaport Global Securities LLC, as selling group members. Dechert LLP served as legal advisor to Farmer Mac. Morgan, Lewis and Bockius LLP served as legal advisor to BofA Securities, Inc., Oppenheimer & Co. Inc., CastleOak Securities, L.P., and Seaport Global Securities LLC.
About Farmer Mac
As a Government Sponsored Enterprise driven by our Congressional charter to help build a strong and vital rural America, Farmer Mac creates a secondary market that increases access to credit for the benefit of American agricultural, rural utilities, and rural communities. By offering innovative financial products,

Farmer Mac enables lenders to offer flexible and competitive financing to eligible farmers, ranchers, agribusinesses, and rural infrastructure providers. Farmer Mac’s customers benefit from its long-term financing, low cost of funds, low overhead costs, and high operational efficiency. More information about Farmer Mac is available on Farmer Mac’s website at www.farmermac.com.

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        Lisa Meyer, Media Inquiries
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